Exhibit 99.1
AEROPOSTALE DECLARES 3-FOR-2 STOCK SPLIT
New York, New York — July 11, 2007 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced a 3-for-2 stock split on all shares of its common stock, which will be effected in the form of a stock dividend. The stock split will entitle all shareholders of record at the close of business on August 6, 2007 to receive one additional share of Aeropostale common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about August 21, 2007. Cash will be paid in lieu of issuing fractional shares based on the closing price of the company’s common stock on August 21, 2007 (as adjusted for the stock split). Aeropostale has approximately 51.8 million shares outstanding, and after giving effect to the stock split, will have approximately 77.7 million shares outstanding.
The Company also announced today that, at its 2007 Annual Meeting of Shareholders held on June 20, 2007, the Company’s shareholders voted to approve an amendment to the Company’s Amended and Restated 2002 Long-Term Incentive Plan, providing for an increase in the number of shares authorized to be issued under the Plan by an additional 2,500,000 shares.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 770 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states
     SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.